Exhibit 99.1

Moving iMage Technologies Reports Q1 Revenue of $5.6M and Continued Improvement
in Gross Margin and Operating Expense Profile; Hosts Call Today at 11am ET

Fountain Valley, CA – November 14, 2025 – Moving iMage Technologies, Inc. (NYSE American: MITQ) “MiT”, a leading provider of cutting-edge out-of-home entertainment technology and services for cinema, Esports, stadiums, arenas and other venues, announced results for its fiscal 2026 first quarter ended September 30, 2025 (Q1’26) and will hold an investor call today at 11am ET (see call details below).

Highlights

●	Q1’26 revenue increased 6.2% to $5.6M vs. $5.3M in Q1’25 primarily driven by delivery of a custom cinema project.
●	Q1’26 gross profit increased 22.0% to $1.7M vs. $1.4M in Q1’25 reflecting a focus on higher margin opportunities.
●	Q1’26 gross margin percentage increased to 30.0% vs. 26.1% in Q1’25, primarily driven by model mix and timing of a custom cinema project completed in Q1’26.
●

MITQ reported operating income of $350k in Q1’26 vs. a year-ago operating loss of ($68k), principally reflecting the gross profit improvement and an 8% decrease in operating expenses driven in part by a decrease in headcount, compensation and travel costs.

●

Net income improved to $509k, or $0.05 per share, in Q1’26 vs. a net loss of ($25k) or ($0.00) per share, in Q1’25, reflecting the operating income improvement and a $128k non-cash gain from debt extinguishment that more than offset a decrease in interest income.

●	Working capital rose 12.4% to $4.8M at the close of Q1’26 vs. the FY 2025 year end, including cash of $5.5M (approximately $0.54 per common share) at the close of Q1’26.
●

After the close of Q1’26, MiT acquired the assets of the globally recognized, Digital Cinema Speaker Series (DCS) loudspeaker product line for $1.5M in cash. DCS is a premium cinema loudspeaker line, purpose‑built for a wide range of cinema use cases, from premium large format (PLF) auditoriums to smaller venues, boutique cinemas, studios, postproduction facilities and private screening rooms. The acquired assets include loudspeaker inventory, designs, trademarks, customer lists and other intellectual property necessary to continue to manufacture and service the line.

Moving Image Chairman and CEO, Phil Rafnson, commented, “We remain cautiously optimistic regarding our pipeline of cinema technology projects and product sales opportunities over the balance of this fiscal year. Customers recognize our value in guiding their cinema build-outs or the replacement of legacy equipment, making the decision to proceed on projects primarily a matter of capital allocation priorities and timing. Our recent purchase of the DCS cinema loudspeaker line is an important initiative in building a line of premium products and service capabilities, while bolstering our competitive position and growth potential. Additionally, we believe the DCS line, in conjunction with LEA amplifiers and our cinema and audio expertise, will support our pursuit of untapped sales opportunities in international markets.”

President and COO, Francois Godfrey, added, “The DCS loudspeaker line is an ideal complement to our existing customer dialogues and strengthens MiT’s position as a leading source of best in-class cinema technology solutions. Immersive audio capabilities are at the forefront of the cinema experience and high on the list of customer priorities. Given DCS loudspeakers’ market footprint and over 20 year reputation for high performance and reliability, we expect a solid reception in both domestic and markets overseas, as we develop plans to build traction, particularly in Europe and the Middle East.

“Our team continues to engage in a variety of upgrade and new build project discussions with U.S. exhibitors. While the scope and timing of these opportunities remains fluid, we are encouraged by the steady level of industry dialogue and interest in MiT, including our capabilities in the premium large format (PLF) ecosystem. MiT’s long-term track record, strong reputation and unrivaled ability to design and execute state of the art projects on time and on budget remains a key differentiator for our organization.

“Q1’26 featured delivery of a unique project to create a state-of-the-art 166 seat cinema screening room and performing arts venue at New York City's historic Cherry Lane Theatre. MiT also completed substantial refresh initiatives for Alamo Drafthouse incorporating cutting edge laser projection by Barco and Doby Atmos immersive audio at four Texas locations. These projects showcase our ability to fulfill a diverse range of cinema technology needs in the most professional and timely manner.

“While our Q1’26 revenue exceeded our prior outlook, the upside was largely due to the accelerated delivery of some projects previously expected later in the year. Our fiscal second quarter ending in December is a seasonally slower period as exhibition customers typically refrain from projects that could interfere with their important holiday film release season in November and December. Reflecting this seasonality and the pull through of some revenue into Q1’26, we currently expect Q2’26 revenue of approximately $3.4M with gross margin percentage returning to prior year’s lower levels. As industry analysts continue to expect solid box office attendance this winter, we are optimistic higher traffic could translate into increased capital spending on cinema auditorium upgrades. In the interim, we remain focused on margin and cost mitigation initiatives designed to improve our performance in any environment.”

Conference Call Details

Dial-in Number:	1-877-407-4018
Toll/International Number:	1-201-689-8471

Call me™: Participants can use Guest dial-in numbers above and be answered by an operator OR click the Call me™ Link for instant telephone access to the event. Call me™ link will be made active 15 minutes prior to scheduled start time.

Transcript:	Posted online here 48 hours after the event

Questions can be submitted in advance via Email to:	mitq@catalyst-ir.com

Telephone Replay

Access ID: 13757170
Replay Dial-In: 1-844-512-2921 or 1-412-317-6671
Replay Expiration: November 28, 2025 at 11:59 p.m. ET

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Moving iMage Technologies (www.movingimagetech.com)

With a focus on innovation, service, and quality, Moving iMage Technologies (“MiT) is a trusted partner in delivering state-of-the-art out-of-home entertainment environments. Founded in 2003, MiT provides products, integrated systems design, custom engineering, proprietary products, software, and installation services for cinemas, screening rooms, postproduction facilities, high-end home theaters, Esports venues, arenas, stadiums, and other entertainment spaces.

MiT manufactures a broad line of digital cinema peripherals in the U.S., including automation systems, projector pedestals/bases, projector lifts, hush boxes, direct-view LED frames, lighting fixtures and dimmers, power management devices, operations software, and Esports platforms. It also distributes and integrates cinema equipment from Barco, Sharp (NEC) Digital Cinema, Christie Digital, LEA Professional, Dolby, GDC, JBL/Crown, LG, Meyer Sound, Q-SYS, QSC, Samsung and others.

MiT’s Caddy Products division designs and sells cupholders, concession trays, and venue accessories that enhance concession sales and improve the guest experience.

Follow us on X: @movingimagenews

Follow us on LinkedIn: MiT on LinkedIn

MITQ Investor Relations Contacts

Chris Eddy or David Collins

Catalyst IR

mitq@catalyst-ir.com or 212-924-9800

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

	September 30,	June 30,
	2025	2025
	(unaudited)
Assets
Current Assets:
Cash	$5,548	$5,715
Accounts receivable, net	1,839	1,464
Inventories, net	1,719	2,066
Prepaid expenses and other	763	162
Total Current Assets	9,869	9,407
Long-Term Assets:
Right-of-use asset	1,031	1,087
Property and equipment, net	12	15
Intangibles, net	349	364
Other assets	15	15
Total Long-Term Assets	1,407	1,481
Total Assets	$11,276	$10,888

Liabilities And Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,900	$3,009
Accrued expenses	444	362
Customer refunds	460	379
Customer deposits	933	1,101
Lease liability–current	235	227
Unearned warranty revenue	72	35
Total Current Liabilities	5,044	5,113

Long-Term Liabilities:
Lease liability–non-current	857	918
Total Long-Term Liabilities	857	918
Total Liabilities	5,901	6,031
Stockholders’ Equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 9,939,732 and 9,896,850 shares issued and outstanding at Sep. 30, 2025 and June 30, 2025, respectively	—	—
Additional paid-in capital	12,070	12,061
Accumulated deficit	(6,695)	(7,204)
Total Stockholders’ Equity	5,375	4,857
Total Liabilities and Stockholders’ Equity	$11,276	$10,888

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts)

(unaudited)

	Three Months Ended
	September 30,
	2025	2024

Net sales	$5,582	$5,252
Cost of goods sold	3,908	3,880
Gross profit	1,674	1,372

Operating expenses:
Research and development	48	61
Selling and marketing	386	529
General and administrative	890	850
Total operating expenses	1,324	1,440
Operating income (loss)	350	(68)
Other income (expense)
Extinguishment of debt	128	—
Interest and other income, net	31	43
Total other income	159	43

Net (loss)	$509	$(25)
Net (loss) income per common share basic and diluted	$0.05	$(0.00)
Weighted average shares outstanding: basic and diluted	9,939,123	9,896,850

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	September 30,
	2025	2024
Cash flows from operating activities:

Net loss	$509	$(25)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Provision for credit losses	45	11
Inventory reserve	—	80
Depreciation expense	3	4
Amortization expense	15	15
Right-of-use amortization	1,251	58
Stock option compensation expense	8	5
Changes in operating assets and liabilities
Accounts receivable	(420)	10
Inventories	347	421
Prepaid expenses and other	(601)	158
Accounts payable	(109)	(429)
Accrued expenses and customer refunds	163	26
Unearned warranty revenue	37	23
Customer deposits	(168)	(342)
Lease liabilities	(1,248)	(47)
Net cash used in operating activities	(168)	(32)

Cash flows from financing activities
Stock issued for director expense	1	—
Net cash provided by financing activities	1	—

Net increase (decrease) in cash	(167)	(32)
Cash, beginning of the period	5,715	5,278
Cash, end of the period	$5,548	$5,246

Non-cash investing and financing activities:
Right-of-use assets from new lease	$(988)	$(988)